Exhibit 99.1

CorMedix Appoints Greg Duncan to its Board of Directors

Seasoned industry veteran with decades of strategic and commercial leadership experience in the pharmaceutical sector

Berkeley Heights, NJ – November 2, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the appointment of Greg Duncan to its Board of Directors. Greg will replace Dr. Mehmood Khan, who is stepping down from the Board due to policies in place with his new role within an investment organization.

“We thank Mehmood for his service to CorMedix and strategic advice as we have continued to advance Defencath, our lead program for the prevention of catheter related blood stream infections in hemodialysis patients,” said Khoso Baluch, Chief Executive Officer of CorMedix.

“Greg will be a tremendous asset to our Board as he brings decades of commercial leadership experience across a range of medicines as well as experience in strategic transactions during his time at both Pfizer and UCB. These experiences will be invaluable to CorMedix as we plan our evolution into a commercial stage company over the year ahead.”

Greg Duncan, an industry veteran with many years of senior leadership experience at Pfizer and UCB, commented “After reviewing Cormedix’s accomplishments and the potential commercial opportunity for Defencath, I am pleased to join the Company’s Board of Directors. Given the upcoming PDUFA date and the potential advantages of this innovative catheter lock solution, I believe that Cormedix will succeed in making Defencath available to patients in need.”

Dr. Khan further commented, “I have enjoyed working closely with CorMedix and its excellent senior leadership team. While my roles and responsibilities have evolved, I look forward to following the Company closely and seeing its exciting product opportunity advance as a material shareholder and as a supporter of the Company.”

About Greg Duncan

Greg currently serves as the Chairman and CEO of Virios Therapeutics, a clinical-stage biopharmaceutical company developing and commercializing innovative antiviral therapies to treat diseases associated with a viral triggered abnormal immune response, such as fibromyalgia (FM). Prior to joining his current company earlier this year, Greg served as President and CEO of Celtaxsys, a privately held biotechnology company focused on cystic fibrosis and other rare, inflammatory diseases.

Greg spent the majority of his career in senior leadership roles in commercial stage pharmaceutical companies. He served as a senior executive at UCB, including as President of its North America business. In addition to acting on the executive committee and guiding the strategic direction for the Company’s specialty biopharma business, Greg was responsible for managing a multi-billion dollar global business and overseeing the launches of multiple new products.

Prior to his roles with UCB, Greg spent approximately 18 years at Pfizer where he gained significant experience across sales and marketing functions including serving as SVP of US Marketing and later as President of Pfizer’s Latin America business.

Greg received his undergraduate degree from the State University of New York, Albany, and earned an MBA degree from Emory University.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Defencath®, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. Defencath’s NDA has been filed and accepted for priority review with a PDUFA date of February 28, 2021. Defencath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product, which provides an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also intends to develop Defencath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin™ is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Defencath development path, including whether a second Phase 3 clinical trial will be required for approval of Defencath’s marketing approval; the resources needed to secure approval of the new drug application for Defencath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-430-7576